AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER ("Amendment No. 1") is made and entered into effective the 22nd day of April, 2004, by and among Left Right Marketing Technology, Inc., a Delaware corporation ("LRMK"), Left Right Marketing & Technology, Inc., a Nevada corporation and wholly owned subsidiary of LRMK ("MERGER SUB") and Crazy Grazer, LLC, a Nevada limited liability company ("CRAZYGRAZER").

RECITALS

        A.     LRMK, MERGER SUB and CRAZYGRAZER entered into an agreement and plan of merger on March 31, 2004 (the "Merger Agreement") providing for the merger (the "Merger") of CRAZYGRAZER into MERGER SUB. Pursuant to the Merger, 950,000 restricted shares of LRMK Series A Preferred Stock will be exchanged for 100% of the issued and outstanding membership interests of CRAZYGRAZER. Following the Merger, CRAZYGRAZER will have merged with MERGER SUB wherein MERGER SUB will cease to exist and CRAZYGRAZER will become a wholly-owned subsidiary of LRMK;

        B.     Section 5.2(d) of the Merger Agreement specifies that CRAZYGRAZER shall have received and delivered to LRMK, its audited financial statements from inception, prepared in accordance with GAAP;

        C.     Section 6.4. of the Merger Agreement specifies that the Merger Agreement may be amended by action taken by LRMK, MERGER SUB and CRAZYGRAZER at any time before or after approval of the Merger by the stockholders of MERGER SUB and members of CRAZYGRAZER and the Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

        D.     LRMK, MERGER SUB and CRAZYGRAZER desire to amend the Merger Agreement to waive the condition of the receipt of the CRAZYGRAZER audited financial statements prior to Closing as specified by Section 5.2(d); and

        E.     LRMK, MERGER SUB and CRAZYGRAZER desire to amend the Merger Agreement pursuant to this Amendment No. 1.

        NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

  Receipt of the CRAZYGRAZER audited financial statements is not a condition to Closing of the Merger.

  All conditions to Closing of the Merger have been met and it is anticipated that the Merger will Close on or before April 26, 2004.

  Other than as specifically provided in this Amendment No. 1, all other provisions of the Merger Agreement shall remain in full force and effect, the Merger Agreement as amended by this Amendment No. 1 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CRAZYGRAZER:

Crazy Grazer, LLC

a Nevada limited liability company

By:/S/Richard Michael "Mick" Hall

     Richard Michael "Mick" Hall

     Managing Member

LRMK:

LEFT RIGHT MARKETING TECHNOLOGY, INC.

a Delaware corporation

By:/S/Mark Newburg

     Mark Newburg

     Chief Operating Officer

MERGER SUB:

Left Right Marketing & Technology, Inc.

a Nevada corporation

By:/S/Mark Newburg

     Mark Newburg

     President